UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CEVA, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CEVA, INC.

1943 Landing Drive

Mountain View, California 94043

Notice of Annual Meeting of Stockholders

to be held on May 14, 2012

To the stockholders of CEVA, Inc.:

The annual meeting of stockholders of CEVA, Inc., a Delaware corporation, will be held on Monday, May 14, 2012, at 8:30 a.m., local time, at The Intercontinental, 111 East 48th St., New York City, New York for the purpose of considering and voting upon the following matters:

1.	To elect eight directors, as specifically set forth in the attached proxy statement, to serve until the 2013 annual meeting of stockholders or until their successors are elected and qualified;

2.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the Company for the fiscal year ending December 31, 2012;

3.	Advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

Our board of directors presently has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for 2011 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on March 16, 2012 are entitled to receive this notice and to vote at the annual meeting.

We urge you to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed paper proxy card in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if he or she has previously voted using the Internet, telephone or proxy card.

By order of the board of directors,

/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

April 6, 2012

Mountain View, California

CEVA, INC.

Proxy Statement

For the Annual Meeting of Stockholders

to be held on May 14, 2012

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Tuesday, May 14, 2012, at 8:30 a.m., local time, at The Intercontinental, 111 East 48th St., New York City, New York, including any postponements or adjournments thereof.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for 2011, and the enclosed proxy card are first being mailed to stockholders on or about April 11, 2012. In addition to the mailing, the notice of the annual meeting, the proxy statement and the proxy card are available for your review, print and download on our website at www.ceva-dsp.com. The enclosed annual report incorporates our annual report on Form 10-K for 2011, including financial statements and financial statement schedules, but excluding exhibits, as filed with the Securities and Exchange Commission (the “SEC”). Please contact us in writing if you did not receive a copy of our annual report to stockholders, and we will furnish you with a copy at no charge. We will provide copies of the exhibits to our annual report on Form 10-K, upon the written request of any of our stockholders as of the record date for the annual meeting and payment of a fee which fee shall be limited to our reasonable expenses in providing such exhibits. Please address your request to CEVA, Inc., 1943 Landing Drive, Mountain View, California 94043, Attention: Corporate Secretary. Our annual report on Form 10-K, and the exhibits thereto, as well as our other filings with the SEC may be accessed, free of charge, at our website, www.ceva-dsp.com and on the SEC’s website at www.sec.gov, as soon as practicable after filing. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Voting of Proxies

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxy cards.

Voting by Telephone or the Internet. A stockholder may vote his, her or its shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder votes via the Internet or by telephone, his, her or its vote is recorded immediately. We encourage stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder of record may vote his, her or its shares in person at the annual meeting. A stockholder planning to attend the annual meeting should bring proof of identification for entrance to the annual meeting. If a stockholder of record attends the annual meeting, he, she or it may also submit his, her or its vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting. If your shares are held in “street name” or by a broker or nominee, you should follow the directions provided by your broker or nominee regarding how to vote in person at the annual meeting.

Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If the shares of common stock are held in your name, you may revoke your proxy (1) by filing with our corporate secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our corporate secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or should be sent to CEVA, Inc., 1943 Landing Drive, Mountain View, California 94043, Attention: Corporate Secretary. If your shares are held in “street name” or by a broker or nominee, you should follow the directions provided by your broker or nominee regarding how to revoke your proxy.

If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors.

If a stockholder indicates on a proxy that the shares should be voted “FOR” approval of the matters presented at the annual meeting, the proxy holders will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn or postpone the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder expressly withholds authorization for the proxies to use their discretion. Gideon Wertheizer and Yaniv Arieli have been selected as proxy holders by our board of directors and currently serve as our executive officers, and Mr. Wertheizer is also a member of our board of directors.

Stockholders Entitled to Vote

Our board of directors has fixed March 16, 2012 as the record date for determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On March 16, 2012, there were 23,229,697 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Quorum; Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock held by stockholders present in person or represented by proxy, including shares held by stockholders that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting. An automated system administered by our transfer agent, American Stock Transfer and Trust Corporation, will tabulate votes cast by proxy and one of their representatives will act as inspector of elections to tabulate votes cast in person at the annual meeting.

Under the General Corporation Law of the State of Delaware, abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because such broker or nominee does not have the discretionary voting authority to vote the shares for which it is the holder of record with respect to a particular matter at the annual meeting and such broker or nominee has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. Pursuant to New York Stock Exchange (“NYSE”) Rule 452, the uncontested election of directors (Proposal No. 1) is a non-routine matter and, therefore, may not be voted upon by brokers without instruction from beneficial owners. Consequently, proxies submitted by brokers for shares beneficially owned by other persons may not, in the absence of specific instructions from such beneficial owners, vote the shares in favor of a director nominee or withhold votes from a director nominee at the brokers’ discretion.

With respect to proposal 1 of this proxy statement, each director nominee will be elected by a plurality of the votes of shares of our common stock represented and voted at the annual meeting, and abstentions and broker “non-votes” will have no effect on the outcome of the election of the director nominees. With respect to proposal 2 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval. With respect to proposal 3 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval, although such vote will not be binding on us. Abstentions will have no effect on the outcome of the election of the director nominees and will have the same effect as “no” votes on proposals 2 and 3. Broker “non-votes” will have no effect on the proposals presented at this annual meeting.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the company may also solicit proxies in person or by telephone, letter, electronic mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 12, 2012, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of our “named executive officers,” as described in the 2011 Summary Compensation Table below, (c) each of our director and director nominee, and (d) our directors and executive officers as a group. The address of each of our directors and named executive officers is c/o CEVA, Inc., 1943 Landing Drive, Mountain View, California 94043.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the shares of common stock. The percentages are based on 23,229,597 shares of our common stock outstanding as of March 12, 2012. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 12, 2012 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned		Options Included in Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number
FMR LLC (1)	2,904,526	12.2%	—
Janus Capital Management LLC (2)	1,796,675	7.6%	—
BlackRock, Inc. (3)	1,727,880	7.3%	—
Manulife Financial Corporation (4)	1,323,563	5.6%	—
The Vanguard Group, Inc. (5)	1,300,195	5.5%	—
Turner Investments, L.P. (6)	1,265,964	5.3%	—

Directors and Executive Officers
Eliyahu Ayalon	—	—	—
Zvi Limon	16,250	*	16,250
Bruce A. Mann	139,220	*	139,220
Peter McManamon	323,562	1.4%	70,000
Sven-Christer Nilsson	13,000	*	13,000
Louis Silver	13,000	*	13,000
Dan Tocatly	16,250	*	16,250
Gideon Wertheizer	57,300	*	57,084
Yaniv Arieli	109,639	*	109,154
Issachar Ohana	56,166	*	55,762
All directors and executive officers as a group (10 persons)	744,387	3.1%	489,720

*	Represents less than 1% of the outstanding shares of common stock.
(1)	FMR LLC and Edward C. Johnson III filed a Schedule 13G/A on February 14, 2012, with the Securities and Exchange Commission, reporting beneficial ownership of 2,904,526 shares as of December 31, 2011. The information contained in this table is derived from such filing. The address of the reporting person is 82 Devonshire Street, Boston, MA 02109.
(2)	Janus Capital Management LLC filed a Schedule 13G/A with the Securities and Exchange Commission on February 14, 2012, reporting beneficial ownership of 1,796,675 shares of common stock as of December 31, 2011. The information contained in this table is derived from such filing. The address of the reporting person is 151 Detroit Street, Denver, CO 80206.
(3)	BlackRock, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on February 13, 2012, reporting beneficial ownership of 1,727,880 shares of common stock as of December 31, 2011. The information contained in this table is derived from such filing. The address of the reporting person is 40 East 52nd Street, New York, NY 10022.
(4)

Manulife Financial Corporation and its subsidiaries Manulife Asset Management (North America) Limited and Manulife Asset Management (US) LLC jointly filed a Schedule 13G with the Securities and Exchange Commission on February 13, 2012, reporting aggregate beneficial ownership of 1,323,563 shares as of December 31, 2011. The information contained in this table is derived from such filing. The address of Manulife Financial Corporation and Manulife Asset Management (North America) Limited is 200 Bloor

Street East, Toronto, Ontario, Canada, M4W 1E5. The address of Manulife Asset Management (US) LLC is 101 Huntington Avenue, Boston, Massachusetts 02199.
(5)	The Vanguard Group, Inc. filed a Schedule 13G with the Securities and Exchange Commission on February 10, 2012, reporting beneficial ownership of 1,300,195 shares as of December 31, 2011. The information contained in this table is derived from such filing. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Turner Investments, L.P. filed a Schedule 13G with the Securities and Exchange Commission on February 13, 2012, reporting beneficial ownership of 1,265,964 shares as of December 31, 2011. The information contained in this table is derived from such filing. The address of the reporting person is 1205 Westlakes Drive, Suite 100, Berwyn PA 19312.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2011.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by security holders
CEVA Amended and Restated 2003 Director Stock Option Plan	206,220	$20.84	281,000
CEVA 2002 Stock Incentive Plan (1)	850,189	$18.58	—
CEVA 2000 Stock Incentive Plan (2)	749,087	$9.30	—
CEVA 2011 Stock Incentive Plan (3)	74,000	$32.00	1,398,634
CEVA 2002 Employee Stock Purchase Plan	n/a	n/a	386,244
Total	1,879,496	$15.66	2,065,878

(1)	The CEVA 2002 Stock Incentive Plan (the “2002 Plan”) was terminated and replaced and superseded by the CEVA 2011 Stock Incentive Plan upon its adoption, except that any awards previously granted under the 2002 Plan shall remain in effect pursuant to their term.
(2)	The CEVA 2000 Stock Incentive Plan expired in July 2010. As of December 31, 2011, 30,605 shares of CEVA common stock remained unused under the plan, but such shares are unavailable for further issuance.
(3)	Up to 1,100,000 shares of common stock plus the number of shares that remain available for grant of awards under the 2002 Plan and any shares that would otherwise return to the 2002 Plan as a result of forfeiture, termination or expiration of awards previously granted under the 2002 Plan are authorized for grant under the CEVA 2011 Stock Incentive Plan.

PROPOSAL 1—ELECTION OF EIGHT DIRECTORS

Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the eight nominees named below, all of whom are currently directors of CEVA. Each director will be elected to hold office until the 2013 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

The following table sets forth certain information with respect to our directors as of March 12, 2012:

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Eliyahu Ayalon	69	1999	Mr. Ayalon served as chairman of our board of directors from November 2002 to February 2004 and has served as a member of our board of directors since November 1999. Mr. Ayalon also served as our Chief Executive Officer from November 1999 to January 2001. Mr. Ayalon has served as President and Chief Executive Officer of DSP Group, Inc., a publicly traded fabless semiconductor company, from April 1996 until April 2005 and from January 2007 to July 2009. Mr. Ayalon also has served as a member of the board of directors of DSP Group, Inc. since April 1996, as chairman since January 2000 and as executive chairman since April 2005. Mr. Ayalon is also a member of the executive committee of the University Center of Ariel, Israel. We believe Mr. Ayalon’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, his deep understanding of our company acquired during the 10 plus years of service on our board and his board experience at public and private companies within the semiconductor industry.

Zvi Limon (1)(2)(3)	53	1999	Mr. Limon has served as a member of our board of directors since November 1999. Since 1999, Mr. Limon has been a partner at Magma Venture Capital, a consulting and investment advisory firm. Since 2006, Mr. Limon also has been a general partner of Rimon Investment Fund, a consulting and investment advisory firm. He served as chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. Mr. Limon is a director of DSP Group, Inc., Tefron Ltd., a publicly-trade apparels company, and various private companies. We believe Mr. Limon’s qualifications to sit on our board include his years of experience providing strategic and investment advisory services to companies, his understanding of our company acquired during the 10 plus years of service on our board and his board and experience at public and private companies.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Bruce A. Mann	77	2001	Mr. Mann has served as a member of our board of directors since April 2001. Mr. Mann has been a partner of Morrison & Foerster LLP since February 1987. He was a Senior Managing Director of WR Hambrecht & Co., an investment banking firm, from 1999 to 2003. We believe Mr. Mann’s qualifications to sit on our board include his expertise in legal matters acquiring during his 40 plus years of professional services, his ability to bring risk assessment, corporate governance and public company expertise to our board and his extensive legal representation of companies in the high technology and semiconductor industries.

Peter McManamon	63	2003	Mr. McManamon has served as a member of our board of directors since April 2003 and has served as chairman of our board since May 2005. He served as chief financial officer of Parthus Technologies plc from 1993 until March 2001, executive vice president of corporate development of Parthus Technologies plc from March 2001 until November 2002, a member of the board of directors of Parthus Technologies plc from 1993 until November 2002, and was one of the co-founders of Parthus Technologies plc. From May 2005 to August 2011, Mr. McManamon served as a venture partner of Atlantic Bridge Ventures, an investment company. In September 2011, he was appointed Executive Chairman of Atlantic Bridge Ventures. He also serves as a director of the National Development Finance Agency, an appointment by the Irish Government, and Openmind Networks, Ltd., a provider of SMS and MMS router solutions for mobile and wholesale operators. We believe Mr. McManamon’s qualifications to sit on our board including his qualification as a Chartered Director, his extensive knowledge of our company, products, and strategies through his early involvement with Parthus Technologies, his financial expertise, and his executive management and corporate strategy skills.

Sven-Christer Nilsson (1)(2)(3)	67	2002	Mr. Nilsson has served as a member of our board of directors since November 2002. He served as a member of the board of directors of Parthus Technologies plc from March 2000 until November 2002. Mr. Nilsson has been the Chief Executive Officer of RIPASSO AB since August 1999. Between 1982 and 1999 he held various positions with The Ericsson Group, the telecommunications equipment supplier, including president, Ericsson Radio Systems (Sweden), vice president, Mobile Switching Systems, executive vice president, Cellular Systems-American Standards, and, from 1998, President and Chief Executive Officer. Mr. Nilsson also serves as a director of ASSA Abloy AB, a global locks and security corporation, and Sprint Nextel Corporation, as well as various private companies. We believe Mr. Nilsson’s qualifications to sit on our board include his executive management roles at The Ericsson Group and his directorship at Sprint Nextel Corporation, as well as his extensive knowledge of our sales channels, competitors, and end markets.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years
Louis Silver (1)(2)(4)	58	2002	Mr. Silver has served as a member of our board of directors since April 2002. He is a principal of RP Capital Group, an alternative investment firm focused on investment opportunities in EEMEA and has served as an advisor to RP Capital Group since April 2005. From January 2005 until January 2006, he acted as a private banking consultant. From August 2002 until April 2005, he acted as a legal and business development advisor to companies and individuals. From September 1996 until June 2002, he served as an advisor and counsel to Discount Bank & Trust Company. Mr. Silver is also a member of the board of directors of DSP Group, Inc. He was a director of Scopus Video Networks Ltd., a former NASDAQ-listed company, until December 2008. We believe Mr. Silver’s qualifications to sit on our board include his financial expertise, his years of experience providing strategic and investment advisory services to companies and his public company experience by being a board member of DSP Group, a semiconductor company.

Dan Tocatly (4)	52	2004	Mr. Tocatly has served as a member of our board of directors since February 2004. Mr. Tocatly has served as co-chairman of FMR Computers & Software LTD., a software solutions company, since January 2002. From September 2006 to April 2010, Mr. Tocatly was a general partner of Rimon Investment Fund, a consulting and investment advisory firm. Mr. Tocatly served as a principal at Limon Holdings Ltd., a consulting and investment advisory firm, from August 1996 to September 2001. We believe Mr. Tocatly’s qualifications to sit on our board include his financial expertise, and his years of experience providing strategic and investment advisory services to companies.

Gideon Wertheizer	56	2010	Mr. Wertheizer has served as a member of our board of directors since January 2010. He has held the position of our Chief Executive Officer since May 2005. Mr. Wertheizer has 30 years of experience in the semiconductor and Silicon Intellectual Property (SIP) industries. He previously served as our executive vice president and general manager of the DSP business unit. Prior to joining us in November 2002, Mr. Wertheizer held various executive positions at DSP Group, Inc., including such roles as executive vice president - strategic business development, vice president for marketing and vice president of VLSI design. Mr. Wertheizer holds a BsC for electrical engineering from Ben Gurion University in Israel and executive MBA from Bradford University in the United Kingdom. We believe Mr. Wertheizer’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, as well as his deep understanding of our company, people and products acquired as our Chief Executive Officer.

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominations committee.
(4)	Member of the investment committee.

CORPORATE GOVERNANCE

Board Leadership Structure

Our board of directors has a chairman who is a non-employee director. Our chairman is responsible for chairing board meetings and meetings of stockholders, assisting management in setting the agendas for board meetings, providing information to the board members in advance of meetings and between meetings and providing guidance to our Chief Executive Officer on corporate strategies. Our Chief Executive Officer joined as a member of our board in January 2010. Our Chief Executive Officer is responsible for implementing the strategic direction of the company and the day to day leadership and performance of the company. Our board of directors unanimously appointed our Chief Executive Officer to the board in consideration of the insights he brings to the board in light of his day to day leadership of the company and intimate knowledge of our business and operations.

The Board’s Role in Risk Oversight

Our board of directors utilizes an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, improve long-term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans to deal with business risks and determination of what constitutes an appropriate level of risk for the company. While our board has risk oversight responsibility, management is responsible for assessing and managing material risk exposures. Our board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial risks, including internal controls, are overseen by the audit committee and risks that may be implicated by our executive compensation programs are overseen by the compensation committee. Moreover, our nominations committee conducts an annual board assessment and reports its findings to the full board. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Director Independence

Our board of directors has determined that all members of the board, except Mr. Wertheizer, who is our Chief Executive Officer, are independent pursuant to the NASDAQ listing rules. In making this determination, our board of directors considered transactions and relationships between each director or his immediate family and the company and our subsidiaries, including those reported in the section below captioned, “Transactions with Related Parties.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined, based on its understanding of such transactions and relationships, that all of our directors, except Mr. Wertheizer, who is our Chief Executive Officer, are independent under the standards set forth by the NASDAQ listing rules.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings

Our board of directors met 5 times in meetings or telephonically and acted twice by unanimous written consent during 2011. All directors attended at least 75% of the meetings of our board of directors, including meetings of the committees of the board, during the period that they served on our board of directors. It is the policy of our board that the independent directors shall meet separately with no members of management present in executive sessions as appropriate, but no less than twice annually.

Board Committees

Our board of directors has an audit, compensation, and nominations committee – each of which operates under a charter that has been approved by the board. Current copies of each of the audit, compensation and nominations committee’s charters are posted on the corporate governance section of our website, www.ceva-dsp.com.

The primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of CEVA and audits of the financial statements of CEVA. The members of the audit committee are Zvi Limon, Sven-Christer Nilsson and Louis Silver. Mr. Silver serves as the chairman of the audit committee. The audit committee met 6 times in meetings or telephonically during 2011. All of the members of the audit committee are independent as defined by the NASDAQ listing standards and as defined under the independence requirements of Rule 10A-3 under the Exchange Act.

The primary purposes of the compensation committee are to discharge the responsibilities of the board of directors relating to compensation of CEVA’s executive officers, to make recommendations with respect to new incentive compensation and equity-based plans and to make recommendations regarding director compensation and administration of CEVA’s equity compensation plans. The members of the compensation committee are Zvi Limon, Louis Silver and Sven-Christer Nilsson. Mr. Limon serves as the chairman of the compensation committee. Mr. Mann resigned from the compensation committee in May 2011, at which time Mr. Limon replaced him on the committee. The compensation committee met 3 times in meetings or telephonically in 2011 and acted twice by unanimous written consent during 2011. All of the members of the compensation committee are independent as defined by the NASDAQ listing standards.

The primary purpose of the nominations committee is to recommend to the board of directors the persons to be nominated for election as directors at any meeting of stockholders; develop and recommend to the board of directors a set of corporate governance principles applicable to CEVA and to oversee the evaluation of the board of directors and management. The members of the nominations committee are Zvi Limon and Sven-Christer Nilsson. Mr. Nilsson serves as the chairman of the nominations committee. The nominations committee did not meet during 2011 as only continuing directors were up for re-election at the 2011 annual meeting of stockholders. All members of the nominations committee are independent, as defined by the NASDAQ listing standards.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from independent auditors;

•	evaluating the performance of and assessing the qualifications of the independent auditors;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent auditors and management; and

•	preparing the audit committee report required by SEC rules.

Our board of directors has determined that we do not currently have an “audit committee financial expert” as defined by SEC rules serving on our audit committee. It is difficult for companies of our size to identify and retain an audit committee financial expert. Each member of our audit committee has demonstrated that he is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert under the rule adopted by the SEC. Given the business experience and acumen of Messrs. Limon, Nilsson and Silver and their long standing service as members of our audit committee, our board of directors believes that they are qualified to carry out all duties and responsibilities of the audit committee, including meeting the financial sophistication standards of NASDAQ listing rules. We are committed to seeking an audit committee member to meet the SEC requirements for an “audit committee financial expert,” but we can provide no assurance that we will be successful in doing so.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the compensation of the executive officers, including the Chief Executive Officer;

•	reviewing and making recommendations to the board with respect to our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation; and

•	administering CEVA’s equity incentive plans.

Nominations Committee

The nominations committee’s responsibilities include identifying individuals qualified to become board members and recommending to the board the persons to be nominated for election as directors and to each of the board’s committees. The nominations committee assists the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics, and corporate guidelines and making recommendations to the board of revisions to the code and the guidelines from time to time as appropriate.

Director Candidates

The process to be followed by the nominations committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nominations committee only considers candidates who have demonstrated executive experience, have experience in an applicable industry, or significant high level experience in accounting, legal or an applicable technical field. Other criteria will include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominations committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The nominations committee has adopted a policy of accepting recommendations from stockholders for consideration as potential director candidates. Stockholders who wish to submit a recommendation for potential director candidate for consideration should follow the procedures set forth under “Stockholder Proposals for 2013 annual meeting and Nominations of Persons for Election to the Board of Directors.” Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominations committee or the board, by following the procedures set forth under “Stockholder Proposals for 2013 annual meeting and Nominations of Persons for Election to the Board of Directors.”

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Director Diversity

Our board of directors does not have a formal policy requiring the nominations committee to consider the diversity of directors in its nomination process. Nonetheless, our board values diversity and diversity is one of the factors considered by our nominations committee in the director identification and nomination process. The nominations committee seeks nominees with a broad diversity of experience, professions, education, skills, geographic representation and backgrounds. However, the nominations committee seeks to have a slate of candidates for election that represents a diverse set of views, experiences, and backgrounds.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominations committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominations committee or the corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, CEVA, Inc., 1943 Landing Drive, Mountain View, California 94043.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics. This code applies to all of our employees and is posted on the corporate governance section of our website at www.ceva-dsp.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, as well as NASDAQ rules applicable to issuers listed on the NASDAQ Global Market. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our website. Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Director Attendance at Stockholder Meetings

We have adopted a guideline providing that, in light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. All directors attended the 2011 annual meeting of stockholders in person.

Transactions with Related Parties

One of our directors, Bruce Mann, is a partner of Morrison & Foerster LLP, our outside legal counsel. Aggregate fees paid to Morrison & Foerster LLP for the year ended December 31, 2011 were approximately $256,000.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding related person transactions which is incorporated in the charter of the audit committee. Pursuant to this policy, our audit committee must review and approve any such transactions.

Legal Proceedings

To our knowledge, no material proceedings exist to which any director, officer or affiliate of CEVA, any owner of record or beneficially of more than 5% of any class of voting securities of CEVA, or any associate of any such director, officer, affiliate of CEVA, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that, during 2011, all filings required to be made by our reporting persons in accordance with the requirements of the Exchange Act were made.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. The compensation committee, which establishes our compensation policy, seeks to achieve the following three broad goals in connection with our executive compensation program:

•	enable CEVA to attract and retain qualified executive officers;

•

create a performance-oriented environment by rewarding executive officers for the achievement of CEVA’s business objectives and/or achievement of an individual executive officers’ particular area of responsibility; and

•	provide executive officers with equity incentives in CEVA so as to link a portion of an executive officer’s compensation with the performance of CEVA’s common stock.

We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long-term value for our company and our stockholders. We further believe that our executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish our overall compensation strategy, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, our executive and non-executive officers and other key employees each fiscal year; and administer our incentive compensation and benefit plans, 401(k) plan, and stock option and purchase plans. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the company’s overall compensation strategy. Messrs. Limon, Mann, Silver and Nilsson were the members of the compensation committee in 2011 with Mr. Mann as the chair until May 2011 at which time he resigned and was replaced by Mr. Limon as chair.

Role of Chief Executive Officer and Compensation Consultants in Compensation Decisions

In its annual review of each executive officer’s total compensation, the compensation committee takes into consideration the assessment of the performance of each executive officer by Mr. Wertheizer, our Chief Executive Officer (other than his own performance, which is reviewed solely by the compensation committee), their accomplishments, and individual and corporate performance of each such executive officer, including Mr. Wertheizer’s recommendation with respect to salary adjustments and annual option award amounts. Mr. Wertheizer’s recommendations are generally approved by the compensation committee.

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation. However, no compensation consultant was engaged in 2011.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, annual cash award and long-term equity incentive compensation consisting of stock option grants.

Base Salary. The base salaries of our executive officers are reviewed annually and are set by the compensation committee. Base salaries for executive officers, including the Chief Executive Officer, are generally determined on an individual basis by evaluating (i) the executive’s scope of responsibility and changes in job responsibility, performance, prior employment experience and salary history; (ii) our financial performance, including changes in our revenues and profits, during the year; (iii) competitive market conditions for executive compensation; and (iv) internal consistency within our salary structure. Since January 2008, the base salaries of Messrs. Wertheizer and Arieli are denominated in New Israeli Shekel (NIS) in consideration that both executive officers reside in Israel. The base salaries of Messrs. Wertheizer and Arieli were the same from 2007 to 2010 and Mr. Ohana’s base salary was the same from 2008 to 2010. In January 2011, in consideration of the competitive market conditions for executives in Israel and the U.S., the information provided to the compensation committee by Compensia Inc., the compensation consultant that the compensation committee hired in 2010 and the lack of salary increases in the prior years, the compensation committee approved an increase of approximately 4% for the 2011 base salaries of Messrs. Wertheizer, Arieli and Ohana. The differences in base salaries in 2009, 2010 and 2011 shown in the 2011 Summary Compensation Table on page 20 of this proxy statement for Messrs. Wertheizer and Arieli reflect currency exchange differences between the U.S. dollar and NIS in 2009, 2010 and 2011 as their base salaries are denominated in NIS.

Annual Cash Award. The compensation committee believes that an annual cash award component for compensation to supplement base salaries of executive officers provides an important incentive to the achievement of corporate goals. As a result, the compensation committee established a 2011 Executive Bonus Plan for Messrs. Wertheizer and Arieli. Under such bonus plan, (a) fifty percent of the bonus payable to each of Messrs. Wertheizer and Arieli may be payable if both the 2011 revenue goal of $54.1 million and non-GAAP operating income goal of $18.1 million, both based on the company’s internal 2011 budget approved by our board of directors, were achieved; and (b) the other fifty percent of the bonus payable to each of Messrs. Wertheizer and Arieli would be payable at the sole discretion of the compensation committee based on such tangible and intangible individual performance factors as it considered appropriate. The bonus payable to each of Messrs. Wertheizer and Arieli was capped at seven-five percent and fifty percent of their respective base salaries for 2011. Notwithstanding the general parameters of the 2011 Executive Bonus Plan, the compensation committee considered the small size of our management team and the benefits offered by some flexibility in the bonus plan and recognized that the long-term success of the company is achieved by the attainment of various strategic goals and not singular focus on specific financial metrics. As a result, the compensation committee concluded that in the event circumstances not in the ordinary course of business and unforeseen at the time of the establishment of 2011 Executive Bonus Plan arise, subject to the approval of the company’s board of directors, the compensation committee had the discretion, if it is deemed to be in the company’s best interests and the best interests of our stockholders, to (i) award all or a portion of the fifty percent of the cash bonus based on revenue and operating income goals whether or not the financial goals were achieved, (ii) award only a portion or none of such fifty percent of the cash bonus notwithstanding the achievement of the financial goals or (iii) otherwise make adjustments to the metrics for awarding such fifty percent of the cash bonus. The compensation committee did not set specific individual performance goals for Messrs. Wertheizer and Arieli with respect to the fifty percent of the bonus associated with individual performance factors. Nonetheless, the compensation committee considered the following factors, among others, in evaluating the performance of each of Messrs. Wertheizer and Arieli with respect to the fifty percent of the bonus associated with individual performance factors: (1) changes in revenues and net income from the previous year; (2) changes in our market share as compared both to our industry peers and to the previous year; (3) changes in the stock price of our common stock as compared both to our industry peers and to the previous year; (4) his contribution to an enhanced research and development, sales and marketing and investor relations strategies in response to changing market trends; (5) the company’s entry into new markets and the execution of new strategic agreements; and (6) the time and effort that each individually applied in connection with the execution of his duties. However, the compensation committee did not consider any specific performance goals, did not assign a particular weight to any individual performance factor or consider a particular performance factor as the primary determinant. The determination by the compensation committee of the achievement of individual performance factors by either Messrs. Wertheizer or Arieli was necessarily subjective. Because no particular performance factor was a primary determinant and the compensation committee considered a number of various factors, we do not believe it is useful to an investor to list such factors.

In January 2012, the compensation committee determined that the 2011 revenue and operating income goals, as well as the individual performance goals, under the 2011 Executive Bonus Plan were achieved. As a result, the compensation committee after consultation with the full board approved the payment of an annual bonus of NIS 872,100 (approximately U.S.$234,000, based on the currency exchange ratio on the date of approval of the bonus) and NIS 384,000 (approximately U.S.$103,000, based on the currency exchange ratio on the date of approval of the bonus), to each of Messrs. Wertheizer and Arieli, respectively. In addition to the payment of bonuses under the 2011 Executive Bonus Plan, our board, after consultation with the compensation committee, further approved the payment of an additional bonus payment, outside of the 2011 Executive Bonus Plan, of U.S.$125,000 (which amount translated into NIS based on the currency exchange ratio on the date of approval of the additional bonus was NIS 466,625) and U.S.$50,000 (which amount translated into NIS based on the currency exchange ratio on the date of approval of the additional bonus was NIS 186,650), to Messrs. Wertheizer and Arieli, respectively. Our board approved such additional bonus payments to Messrs. Wertheizer and Arieli in consideration of the company’s positive 2011 financial results, including the increase in royalty revenues of 60% in comparison to 2010, growth in profitability, including positive annual cash flow of approximately $34 million and an approximate 86% increase in non-GAAP earnings per share (excluding the non-cash equity-based compensation expenses), strong stock performance with an approximate 47% increase in 2011 of CEVA’s average trading prices in comparison to 2010, significant increases in CEVA’s market share in DSPs for cellular baseband to over 40% and CEVA’s DSP architecture becoming the world’s leading DSP architecture deployed in cellular baseband processors, the addition of strategic customers in the LTE space and the execution of the first license agreement for the company’s MM3000 video technology.

In January 2012, the compensation committee approved a 2012 Executive Bonus Plan for Messrs. Wertheizer and Arieli. Similar to the 2011 Executive Bonus Plan, the payment of bonuses thereunder is based on achievement of 2012 financial goals based on the 2012 budget of the company approved by our board and the achievement of individual performance goals. Under the 2012 Executive Bonus Plan, (a) fifty percent of the bonus payable to each of Messrs. Wertheizer and Arieli may be payable if both the 2012 non-GAAP revenue goal and non-GAAP operating income goal, both based on the company’s internal 2012 budget approved by our board of directors, are achieved; and (b) the other fifty percent of the bonus payable to each of Messrs. Wertheizer and Arieli would be payable at the sole discretion of the compensation committee based on such tangible and intangible individual performance factors as it considers appropriate. The bonus payable to each of Messrs. Wertheizer and Arieli are capped at seven-five percent and fifty percent of their respective base salaries for 2012. Notwithstanding the general parameters of the 2012 Executive Bonus Plan, the compensation committee considered the small size of our management team and the benefits offered by some flexibility in the bonus plan and recognized that the long-term success of the company is achieved by the attainment of various strategic goals and not singular focus on specific financial metrics. As a result, the compensation committee concluded that in the event circumstances not in the ordinary course of business and unforeseen at the time of the establishment of 2012 Executive Bonus Plan arise, subject to the approval of the company’s board of directors, the compensation committee has the discretion, if it is deemed to be in the company’s best interests and the best interests of our stockholders, to (i) award all or a portion of the fifty percent of the cash bonus based on revenue and operating income goals whether or not the financial goals are achieved, (ii) award only a portion or none of such fifty percent of the cash bonus notwithstanding the achievement of the financial goals or (iii) otherwise make adjustments to the metrics for awarding such fifty percent of the cash bonus. The determination by the compensation committee of the achievement of individual performance factors by either Messrs. Wertheizer or Arieli is necessarily subjective. Due to their strategic significance, the company believes that the disclosure of the 2012 non-GAAP revenue goal and non-GAAP operating income goal under the 2012 Executive Bonus Plan would cause competitive harm to the company and are therefore not disclosed.

Long-Term Incentive Compensation. Stock options are generally an element of the compensation packages for our executive officers. The compensation committee recognizes that stock options provide an incentive for our executive officers to maximize stockholder value because such options are rewards for our executive officers only to the extent that our stockholders also benefit. The compensation committee further believes that it is to our advantage to increase our executive officers’ interest in our future performance, as these employees share the primary responsibility for CEVA’s management and growth. In consideration of the foregoing and recognizing that no stock options were granted in 2010, in January 2011, the compensation committee granted options to purchase 60,000, 30,000 and 30,000 shares of our common stock to Messrs. Wertheizer, Arieli and Ohana, respectively.

Compensation of Chief Executive Officer. The determination by the compensation committee of the remuneration of Mr. Wertheizer in 2011 generally was based upon methods consistent with those used for our other executive officers. The compensation committee believes that the salary and long-term incentive compensation paid to Mr. Wertheizer in 2011 were appropriate based on our compensation policy.

Compensation of Executive Vice President, Worldwide Sales. The annual cash compensation payable to Mr. Ohana is comprised of base salary, as determined in accordance with the criteria discussed above for all executive officers, and commission-based cash bonus payable quarterly based on the criteria discussed below.

The process for setting the annual revenue target for Mr. Ohana’s incentive plan begins with a discussion by our Chief Executive Officer and Chief Financial Officer of the strategic and operating plans for the relevant fiscal year. Our compensation committee reviews such objectives and subject to any further adjustments, approves them. The annual revenue target set for Mr. Ohana’s incentive plan generally requires significant effort by Mr. Ohana to achieve. For 2011, Mr. Ohana’s commission-based cash bonus was based on a formula using a 2011 annual revenue target of $56 million multiplied by a specified commission rate. A commission multiplier of 1.0 was applied to the commission rate based on 0% to 100% achievement of the 2011 annual revenue target. A commission multiplier of 1.5 was applied to the commission rate based on the achievement of the 2011 annual revenue target beyond 100%. The 2011 annual revenue target was based on the company’s internal 2011 budget as approved by our board of directors. Mr. Ohana’s cash bonus based on the achievement of the 2011 annual revenue target was capped at $115,000. In addition, Mr. Ohana was eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2011 annual revenue target were achieved. The specified quarterly revenue targets for 2011 were: (i) first quarter of 2011: $14 million; (ii) second quarter of 2011: $13 million; (iii) third quarter of 2011: $14 million; and (iv) fourth quarter of 2011: $15 million. Furthermore, Mr. Ohana was eligible to receive an additional bonus of $5,000 each time he successfully executed a license agreement with a specified strategic customer that exceeded $1 million, not including prepaid royalties. The 2011 strategic account bonus was capped at $20,000 if we failed to achieve the 2011 annual revenue target but Mr. Ohana would not be subject to any cap if the 2011 annual revenue target was achieved.

For 2011, Mr. Ohana achieved 108% of his annual revenue target and his aggregate commission-based cash bonus was $173,000, comprised of $115,000 based on achievement of the 2011 annual revenue target, $20,000 for achievement of specified quarterly revenue targets for 2011 and $38,000 for execution of license agreements with strategic customers. Due to their strategic significance, the company believes that the disclosure of the commission rate and specified strategic customer accounts under Mr. Ohana’s 2011 incentive plan would cause competitive harm to the company and are therefore not disclosed.

In January 2012, the compensation committee approved Mr. Ohana’s 2012 incentive plan which have the same parameters as the 2011 incentive plan except for different dollar figures for the 2012 annual revenue target, the 2012 quarterly revenue targets and the specified large customer accounts. The 2012 annual revenue target is based on the company’s internal 2012 budget as approved by our board of directors. In accordance with Mr. Ohana’s 2012 incentive plan, his bonus is based on a formula using the 2012 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2012 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2012 annual revenue target beyond 100%. Mr. Ohana’s bonus based on the achievement of the 2012 annual revenue target is capped at $115,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2012 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2012 strategic account bonus is capped at $20,000 if the Company fails to achieve the 2012 annual revenue target but Mr. Ohana would not be subject to any cap if the 2012 annual revenue target is achieved. Due to their strategic significance, the company believes that the disclosure of the 2012 annual revenue target, the 2012 quarterly revenue target, the commission rate and specified strategic customer accounts under Mr. Ohana’s 2012 incentive plan would cause competitive harm to the company and are therefore not disclosed.

Equity Incentive Programs

We intend that our stock award program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our stock award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating the executive officers to manage our company in a manner that is consistent with the interests of our company and our stockholders. In order to promote a longer term management focus and to provide an incentive for continued employment with us, stock options generally become exercisable over a four-year period, with the exercise price being equal to the fair market value of our common stock on the date of grant. The size of the option grant made to each executive officer is based upon the following factors:

•	an evaluation of the executive officer’s past performance;

•	the total compensation being paid to the executive officer;

•	the anticipated value of the executive officer’s contribution to our future performance;

•	the executive officer’s scope of responsibility;

•	the executive officer’s current position with us;

•	the number of options awarded to the executive officer during previous fiscal years and the vesting status of such options;

•	comparability with option grants made to our other executive officers; and

•	comparability with option positions of similarly situated executive officers at peer companies.

During 2011, stock options to purchase an aggregate of 120,000 shares of common stock (approximately 18%) were granted to our executive officers and stock options to purchase aggregate of 642,000 shares of common stock were granted to our other employees.

Timing of Grants. Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. Stock options are not necessarily granted to each executive officer during each year. Grants of stock options to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee meeting following their hire date.

Stock Ownership Guidelines. We do not currently require our executive officers and members of our board to own a minimum number of shares of our common stock. The compensation committee is satisfied that stock and option holdings among our executive officers and directors are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Retirement Benefits and Perquisites

We generally do not offer any retirement benefits to our executive officers located in Israel, except to the extent certain social benefits required pursuant to Israeli labor laws or are common practice in Israel, which are applicable to all Israeli employees, may substitute as retirement benefits. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit). Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to each of Messrs. Wertheizer and Arieli in 2011 are specified in the 2011 All Other Compensation Table on page 21 of this proxy statement.

In addition, we provide our U.S. employees, including Issachar Ohana, our only U.S.-based executive officer, with participation in our 401(k) plan. We provided a 100% match to any contribution made by participants to the 401(k) plan in 2011, subject to a maximum of 6% of the participant’s compensation and specified IRS limits. The matching amount contributed by us to Mr. Ohana is shown in the 2011 All Other Compensation Table on page 21 of this proxy statement.

We currently do not provide any material benefits to our executive officers that are not generally available to our employees.

Employment Agreements and Post-Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. Moreover, employment agreements are generally customary for employees residing in Israel. We have entered into employment agreements with our executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. None of the employment agreements with our executive officers provide for tax gross ups and none includes any “single trigger” change-in-control provisions. The employment agreements with our executive officers are described starting on page 24 of the proxy statement.

Financial Restatements

The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, is not subject to the deduction limitation if certain requirements are met. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limitation, if, among other things, the option was issued under a plan approved by the stockholders and such plan provides a limit on the number of shares that may be issued under the plan to any individual. Our 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and 2011 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under those plans will qualify as performance-based compensation which will not be subject to the $1 million limitation. The compensation committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Internal Revenue Code when the committee believes that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the executive officer’s performance. In addition, the compensation committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors of CEVA, Inc.:

Zvi Limon (Chair)

Sven-Christer Nilsson

Louis Silver

2011 Summary Compensation

The following table sets forth the total compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and the only other executive officer whose total compensation in fiscal year 2011 exceeded $100,000 for the periods presented below. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Gideon Wertheizer Chief Executive Officer	2011	325,258	—	—	417,136	359,435	—	119,365		1,221,194
	2010	299,767	—	—	205,047	310,567	—	112,973		1,033,874
	2009	286,345	—	—	412,245	224,111	—	77,889		1,000,590

Yaniv Arieli Chief Financial Officer	2011	214,852	—	—	209,267	153,226	—	87,220		664,565
	2010	197,960	—	—	104,160	102,500	—	84,601		489,221
	2009	189,065	—	—	199,007	148,470	—	66,040		602,582

Issachar Ohana Executive Vice President, Worldwide Sales	2011	258,000	—	—	204,558	—	—	212,569	(5)	675,569
	2010	248,000	—	—	95,741	—	—	195,682	(5)	539,423
	2009	248,000	—	—	187,382	—	—	145,483	(5)	581,315

(1)	Messrs. Wertheizer and Arieli’s 2011, 2010 and 2009 base salaries and annual cash awards made pursuant to our 2011, 2010 and 2009 Executive Bonus Plans were denominated in New Israeli Shekel (NIS). The NIS amounts were translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of payment or accrual. The base salaries of Messrs. Wertheizer and Arieli were NIS 1,118,040 and NIS 738,324, respectively, for each of 2009, and 2010 and NIS 1,162,800 and NIS 768,000, respectively, for 2011. The differences in base salaries for 2009, 2010 and 2011 shown in the table above for Messrs. Wertheizer and Arieli reflect currency exchange differences between the U.S. dollar and NIS in 2009, 2010 and 2011 as their base salaries are denominated in NIS, as well as the salary adjustments in 2011.
(2)	The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”).
(3)	The amounts set forth relate to annual cash awards made pursuant to our 2011, 2010 and 2009 Executive Bonus Plans. For more information, see the discussion in the CD&A on page 14 under the caption “Annual Cash Award.”
(4)	See the table captioned “2011 All Other Compensation” below for greater detail.
(5)	The amounts set forth for Mr. Ohana includes commission-based cash bonus award made pursuant to Mr. Ohana’s 2011, 2010 and 2009 Incentive Plans. For more information, see the discussion in the CD&A on page 14 under the caption “Compensation of Executive Vice President, Worldwide Sales.”

2011 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2011. The NIS amounts relating to the 2011 all other compensation for Messrs. Wertheizer and Arieli are translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of payment or accrual.

Name	Perquisites and Other Personal Benefits ($) (1)	Car Allowance ($) (2)	Sales Commission ($) (3)	Israeli Social Benefits ($) (4)	Health Insurance Benefits ($) (5)	Company Contributions to 401(k) Plan ($) (6)	Study Fund ($) (7)	Israeli Social Insurance ($) (8)	Total ($)
Gideon Wertheizer	2,230	24,995	—	53,871	—	—	24,393	13,876	119,365
Yaniv Arieli	1,765	19,802	—	35,548	—	—	16,113	13,992	87,220
Issachar Ohana	—	—	173,058	—	24,811	14,700	—	—	212,569

(1)	See the table captioned “2011 Perquisites” below for greater detail.
(2)	As is customary in Israel applicable generally to all Israeli employees, we provide a car allowance for expenses relating to the use and maintenance of the car (excluding personal taxes on such benefit).
(3)	Relates to commission-based cash bonus award made pursuant to Mr. Ohana’s 2011 Incentive Plan.
(4)	Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly base salary (per specific criteria) of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment, taking into account the amounts already deposited in the insurance or pension fund. In addition, we make a payment of 5% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. The amounts represent the above referenced contributions, as well as other Israeli social benefit-related contributions, we made on behalf of each of Messrs. Wertheizer and Arieli.
(5)	Represents the value of the health insurance benefits provided to Mr. Ohana and his family, including general health PPO program, vision, dental, disability and life insurance. Similar health insurance benefits generally are provided to all of our U.S.-based employees.
(6)	We provided our U.S. employees, including Mr. Ohana, our only U.S.-based executive officer, with a 100% match to any contribution made by the participants in our 401(k) plan in 2011, subject to a maximum of 6% of the participant’s compensation and specified IRS limits. This amount represents the matching amount contributed by us to Mr. Ohana’s 401(k) account.
(7)	As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for an employee’s study and training purposes, which amounts contributed by us to Messrs. Wertheizer and Arieli in 2011 are as specified.
(8)	Based on Israeli labor laws, the Israeli Social Security Institute is entitled to monthly tax payments with an annual cap of $13,876 per employee paid by us for Mr. Wertheizer and $13,992 paid by us for Mr. Arieli in 2011.

2011 Perquisites

The following table sets forth the perquisites provided to each of our named executive officers during fiscal year 2011.

Name	Meal Expenses ($)		Total Perquisites and Other Personal Benefits ($)
Gideon Wertheizer	2,230	(1)	2,230
Yaniv Arieli	1,765	(1)	1,765

(1)	Represents amounts for reimbursement of meal expenses incurred by each of Messrs. Wertheizer and Arieli for work-related purposes.

2011 Grants of Plan Based Awards

The following table sets forth the equity award granted to Messrs. Wertheizer, Arieli and Ohana in fiscal year 2011.

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gideon Wertheizer	1/31/2011	1/30/2011	—	—	—	—	—	—	—	—	60,000	24.17	24.17	624,720
Yaniv Arieli	1/31/2011	1/30/2011	—	—	—	—	—	—	—	—	30,000	24.17	24.17	312,360
Issachar Ohana	1/31/2011	1/30/2011	—	—	—	—	—	—	—	—	30,000	24.17	24.17	309,150

(1)	The grant was made pursuant to our 2002 Stock Incentive Plan. Each option shall vest and become exercisable as to 25% of the underlying shares subject to the option on 1/31/2012 and 1/48th each month thereafter.
(2)	Represents the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”) but disregarding adjustments for forfeiture assumptions. For a discussion of valuation assumptions under FASB ASC No. 718, see Note 1 to our 2011 Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth information concerning the options held by each of our named executive officers as of December 31, 2011. None of Messrs. Wertheizer, Arieli or Ohana had any stock awards outstanding at fiscal year-end 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options (#) (3)		Number of Securities Underlying Unexercised Options (#) (3)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (9)	Option Expiration Date
Name	Exercisable		Unexercisable
Gideon Wertheizer	16,250	(2)(5)	21,667	(2)(5)	—	9.80	5/20/2015
	3,333 15,000	(2)(6) (1)(8)	13,334 45,000	(2)(6) (1)(8)	— —	8.03 24.17	6/01/2016 1/31/2018

Yaniv Arieli	550	(2)(4)	—		—	9.10	7/24/2014
	73,500 16,666	(2)(5) (2)(6)	10,000 8,334	(2)(5) (2)(6)	— —	9.80 8.03	5/20/2015 6/01/2016
	7,500	(1)(8)	22,500	(1)(8)	—	24.17	1/31/2018

Issachar Ohana	2,644 22,500	(2)(7) (2)(5)	— 10,000	(2)(5)	— —	7.22 9.80	1/25/2014 5/20/2015
	12,180	(2)(6)	8,334	(2)(6)	—	8.03	6/01/2016
	7,500	(1)(8)	22,500	(1)(8)	—	24.17	1/31/2018

(1)	The options were granted pursuant to our 2002 Stock Incentive Plan.
(2)	The options were granted pursuant to our 2000 Stock Incentive Plan.
(3)	Each option shall vest and become exercisable as to 25% of the underlying shares subject to the option on the first anniversary of the grant date and 1/48th each month thereafter. All options have a maximum term of 7 years.
(4)	Granted on 7/24/2007, vest and become exercisable as to 25% of the underlying shares subject to the option on 7/24/2008 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(5)	Granted on 5/20/2008, vest and become exercisable as to 25% of the underlying shares subject to the option on 5/20/2009 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(6)	Granted on 6/01/2009, vest and become exercisable as to 25% of the underlying shares subject to the option on 6/01/2010 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(7)	Granted on 1/25/2007, vest and become exercisable as to 25% of the underlying shares subject to the option on 1/25/2008 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(8)	Granted on 1/31/2011, vest and become exercisable as to 25% of the underlying shares subject to the option on 1/25/2008 and 1/48th each month thereafter. Options have a maximum term of 7 years.
(9)	All options were granted at fair market value on the grant date as reported on NASDAQ.

2011 Option Exercises and Stock Vested

The following table sets forth information for each of the named executive officers with respect to the exercise of options to purchase shares of our common stock during 2011 and the number and value of options outstanding as of December 31, 2011. None of our named executive officers has received any stock awards and therefore no shares were acquired upon vesting of any stock awards.

Name	Option Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gideon Wertheizer	285,416	5,677,709
Yaniv Arieli	54,950	1,334,872
Issachar Ohana	45,530	924,866

(1)	Reflects exercise of stock options received pursuant to our 2000 Stock Incentive Plan and 2002 Stock Incentive Plan. The value realized on exercise represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our Named Executive officers.

Employment Agreements

On November 1, 2002, we entered into employment agreements, as amended, with Messrs. Wertheizer and Ohana. Pursuant to the employment agreements, both Mr. Ohana and Mr. Wertheizer were entitled to an annual base salary of $200,000, as well as a bonus to be determined at the discretion of the compensation committee of our board of directors in the case of Mr. Wertheizer, and a commission-based bonus based on guidelines described in greater detail in the Compensation Analysis and Discussion section in the case of Mr. Ohana. In consideration of Mr. Wertheizer’s residency in Israel, starting in January 2008, Mr. Wertheizer’s base salary has been denominated in New Israeli Shekels (NIS). Pursuant to increases after execution of the employment agreement that were approved by our board of directors, Mr. Wertheizer’s current annual base salary is NIS 1,162,800.

Although each employment agreement is for an indefinite term, the employment of each of Messrs. Wertheizer and Ohana will be terminable at any time by us, other than for cause, upon the determination of our board of directors with not less than 30 days notice or by the individual with notice of not less than nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana. If our board of directors determines that an individual has failed to perform his reasonably assigned duties and upon written notice from us, we are required to give notice or a cure period of not less than nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana prior to termination. If either of Messrs. Wertheizer or Ohana resigns for good reason or if we, or an acquiring or succeeding corporation after a change in control of our company, terminate him, other than for cause, then he will be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years, and his options will vest in full. If either of Messrs. Wertheizer or Ohana voluntarily terminates his employment after providing the requisite notice period of nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana, he will be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled during the notice period. If the employment of either of Messrs. Wertheizer or Ohana is terminated by death, his options will vest in full.

In connection with Mr. Ohana’s relocation from Israel to the U.S., which we believed to be a necessary strategic move, we amended Mr. Ohana’s employment agreement, effective as of July 22, 2003, to provide Mr. Ohana with certain relocation benefits, including a monthly housing rental allowance of up to $48,000, reimbursement of travel expenses he or his family incurs for two trips between Israel and the U.S annually, and a one-time relocation grant of $25,000 to cover costs incurred in relocating. On November 1, 2007, Mr. Ohana’s employment agreement was further amended to add certain technical provisions associated with Section 409A of the Internal Revenue Code of 1986, as amended. The amendment also eliminated Mr. Ohana’s relocation benefits provided in the amendment effective as of July 22, 2003, in return for an increase in Mr. Ohana’s annual base salary in the amount of such relocation benefits so that Mr. Ohana’s overall compensation remained the same. Pursuant to increases after the execution of the employment agreement that were approved by our board of directors, Mr. Ohana’s current annual salary is $258,000.

On August 18, 2005, we entered into an employment agreement with Mr. Arieli. Pursuant to the employment agreement, Mr. Arieli was entitled to a salary of $126,000, as well as an annual overtime payment of $14,000. In consideration of Mr. Arieli’s residency in Israel, starting in January 2008, Mr. Arieli’s base salary has been denominated in New Israeli Shekels (NIS). Pursuant to increases after execution of the employment agreement which were approved by our board of directors, Mr. Arieli’s current annual salary is NIS 691,200 and annual overtime payment is NIS 76,800. Upon the termination of his employment, Mr. Arieli will be entitled to severance benefits in accordance with the laws of the State of Israel. The employment agreement was effective as of August 1, 2007 and shall continue in effect until terminated in accordance with its terms. The employment of Mr. Arieli may be terminable at any time by either party and for any reason with six months prior written notice. If we terminate Mr. Arieli’s employment without providing the requisite notice period, Mr. Arieli will be entitled to an amount equal to six months of his then applicable monthly base salary. In May 2007, to provide consistency with the employment agreements of Messrs. Wertheizer and Ohana, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, then Mr. Arieli’s then outstanding options would vest in full. Other than the acceleration of outstanding option grants, Mr. Arieli’s employment agreement does not provide for any additional compensation in the event of a change in control of our company.

Potential Payments Upon Termination or Change of Control

The following table sets forth the amount of compensation to each of Messrs. Wertheizer, Ohana and Arieli in the event termination of such executive officer’s employment or a change in control of our company occurred as of December 31, 2011. The calculations for Messrs. Wertheizer and Arieli are based on the exchange rate of NIS into the U.S. dollars at December 31, 2011.

Name: Gideon Wertheizer	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	$—	$228,239	$608,636	$—	$608,636	$608,636
Vested/Unvested Shares Options (1)	$—	$—	$1,013,772	$1,013,772	$1,013,772	$1,013,772
Study fund	$—	$17,118	$45,648	$—	$45,648	$45,648
Israeli Social Benefits	$—	$36,847	$98,258	$—	$98,258	$98,258
Accrued Vacation Pay	$380,225	$380,225	$380,225	$380,225	$380,225	$380,225
Total	$380,225	$662,429	$2,146,539	$1,393,997	$2,146,539	$2,146,539

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on December 30, 2011 (the last trading day of fiscal 2011).

Name: Issachar Ohana	Termination for Cause	Voluntary Termination by Employee After Provision of Requisite Notice	Termination by Company After Provision of Requisite Notice	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control
Base Salary	$—	$129,000	$516,000	$—	$516,000	$516,000
Vested/Unvested Shares Options (1)	$—	$—	$526,890	$526,890	$526,890	$526,890
Health Care	$—	$12,406	$49,622	$—	$49,622	$49,622
Accrued Vacation Pay	$71,728	$71,728	$71,728	$71,728	$71,728	$71,728
Total	$71,728	$213,134	$1,164,240	$598,618	$1,164,240	$1,164,240

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on December 30, 2011 (the last trading day of fiscal 2011).

Name: Yaniv Arieli	Termination for Cause	Termination After Provision of Requisite Notice	Termination w/o Provision of Requisite Notice	Termination upon Death of Employee
Base Salary	$—	$—	$100,497	$—
Vested/Unvested Share Options (1)	$—	$526,890	$526,890	$526,890
Accrued Vacation Pay	$68,578	$68,578	$68,578	$68,578
Total	$68,578	$595,468	$695,965	$595,468

(1)	The value realized is based on the difference between the exercise price of the stock options and the closing price of our common stock on December 30, 2011 (the last trading day of fiscal 2011).

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee of our board of directors are Messrs. Limon, Nilsson and Silver. No member of this committee is a present or former officer or employee of CEVA or any of its subsidiaries. Messrs. Limon and Silver are members of the compensation committee of DSP Group, Inc., and Mr. Ayalon, one of our directors, is the chairman of the board of directors of DSP Group, Inc. No executive officer of CEVA served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board. We do not currently have a minimum share ownership requirement for our directors.

Cash Compensation Paid to Board Members

Directors who are employees of CEVA do not receive any additional compensation for their services as directors. Directors who are not employees of CEVA are entitled to an annual retainer, payable in quarterly installments. The board annual retainer for all non-employee directors (other than the chairman) is $40,000. The chairman receives an annual retainer of $60,000, payable in quarterly installments of $15,000 each. In addition to the board annual retainer, committee meetings of a face-to-face nature and on a telephonic basis are compensated at the rate of $1,000 per meeting. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Stock Option Program

Each of our non-employee directors is also entitled to participate in our Amended and Restated 2003 Director Stock Option Plan (the “Director Plan”) and 2011 Stock Incentive Plan. Pursuant to our Director Plan, each person who becomes a non-employee director shall automatically be granted an option to purchase 38,000 shares of common stock. On June 30 of each year beginning in 2004, each non-employee director will automatically be granted an option to purchase 13,000 shares of common stock if he has served on the board as of such date and an option to purchase 13,000 shares of common stock for each committee of the board on which he has served as chair person as of such date. From 2007 to 2010, we awarded most of the director option grants to our non-employee directors pursuant to our 2000 Stock Incentive Plan and 2002 Stock Incentive Plan as a result of an insufficient number of authorized shares under the Director Plan for the automatic director grants. Mr. Wertheizer is not eligible to receive any additional compensation or option awards.

2011 Director Compensation Table

Name	Directorship Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Peter McManamon (2)	60,000	197,603	257,603
Eliyahu Ayalon (3)	40,000	94,550	134,550
Zvi Limon (4)	46,000	94,550	140,550
Bruce Mann (5)	42,000	130,433	172,433
Sven-Christer Nilsson (6)	48,000	91,744	139,744
Louis Silver (7)	50,000	183,489	233,489
Dan Tocatly (8)	41,000	94,550	135,550

(1)	The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718. In 2011, options granted to our non-employee directors were made pursuant to our Director Plan. Each option vests as to 25% of the shares underlying the option on each anniversary of the option grant date and expire no later than 10 years from the option grant date. Each option was granted at an exercise price equal to the fair market value of the common stock on the date of grant as reported on NASDAQ.
(2)	On June 30, 2011, Mr. McManamon was granted an option to purchase 28,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. McManamon had outstanding stock options to purchase 140,000 shares of our common stock.
(3)	On June 30, 2011, Mr. Ayalon was granted an option to purchase 13,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. Ayalon had outstanding stock options to purchase 32,500 shares of our common stock.
(4)	On June 30, 2011, Mr. Limon was granted an option to purchase 13,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. Limon had outstanding stock options to purchase 48,750 shares of our common stock.
(5)	On June 30, 2011, Mr. Mann was granted an option to purchase 13,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. Mann had outstanding stock options to purchase 191,220 shares of our common stock.
(6)	On June 30, 2011, Mr. Nilsson was granted an option to purchase 13,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. Nilsson had outstanding stock options to purchase 45,500 shares of our common stock.
(7)	On June 30, 2011, Mr. Silver was granted an option to purchase 26,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. Silver had outstanding stock options to purchase 78,000 shares of our common stock.
(8)	On June 30, 2011, Mr. Tocatly was granted an option to purchase 13,000 shares of our common stock at $30.46 per share. As of March 12, 2012, Mr. Tocatly had outstanding stock options to purchase 48,750 shares of our common stock.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the below audit committee report shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

The audit committee of our board of directors is composed of four members; there are currently three members and one seat is currently vacant. The audit committee acts under a written charter, which is available for review on our website at www.ceva-dsp.com.

The audit committee has reviewed our audited financial statements for 2011 and has discussed these financial statements with our management and our independent auditors.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent auditors are responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61”).

SAS 61 requires our independent auditors to discuss with our audit committee, among other things, the following:

•	adjustments arising from the audit that could have a significant effect on the financial reporting process;

•

the use of and changes in significant accounting policies or their application, as well as the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, whether or not satisfactorily resolved, about matters that could be significant to the financial statements or the auditor’s report.

Our independent auditors also provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. Our auditors are required annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on their independence. The audit committee has discussed with the auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for 2011. The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer

(a member of Ernst & Young Global) and, based on our recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent auditors for the fiscal year ending December 31, 2012, subject to stockholder ratification.

By the Audit Committee of the Board of Directors of CEVA, Inc.

Louis Silver (Chair)

Zvi Limon

Sven-Christer Nilsson

Independent Auditors Fees and Other Matters

The following table summarizes the fees for professional services provided by Ernst & Young,* our independent auditors, billed to us for each of the last 2 fiscal years:

Fee Category	2010	2011
Audit Fees (1)	$207,500	$226,000
Audit-Related Fees (2)	$6,570	$23,500
Tax Fees (3)	$57,500	$44,000

Total Fees	$271,570	$293,500

Fees are billed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

(1)	Audit fees consist of fees for the annual audit, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally and services related to internal control reviews and assistance with Section 404 internal control reporting requirements. Fees for services related to internal control reviews and assistance with Section 404 internal control reporting requirements are based on fees received to date and estimated fees yet to be billed.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services related to consultations and audits in connection with grant applications, transfer price studies, technical accounting issues, attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

All fees described above were approved by the audit committee of the board of directors.

Pre-Approval Policy and Procedures

The audit committee has adopted an audit and non-audit services pre-approval policy relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. Under this policy, in 2011, the audit committee pre-approved the provision by Ernst & Young of specified audit services, including the audit of CEVA’s consolidated financial statements for 2011, review of CEVA’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, audit of CEVA’s effectiveness of internal control over financial report and statutory audit and tax returns for the consolidated group. The audit committee also pre-approved the provision by Ernst & Young of specified audit related services, including services associated with SEC registration statements, consultation with company management about accounting or disclosure treatment of transactions or events and auditors’ confirmation on specific financial data. Furthermore, the audit committee also pre-approved the provision by Ernst & Young of specified tax related services, including international and domestic tax planning, advice and compliance, tax only valuation services, expatriate tax assistance and compliance, non-direct taxes consultation, relocation tax services and due diligent related services. The audit committee will add or subtract the list of general pre-approved services from time to time, based on subsequent determinations.

The audit committee may delegate to a subcommittee of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on, for informational purposes only, at the next meeting of the audit committee.

Both the audit committee and the independent auditor believes the implementation of this policy will not adversely affect the auditor’s independence.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

In connection with the audit of the 2011 financial statements, we entered into an engagement agreement with Kost Forer Gabbay & Kasierer which set forth the terms by which Kost Forer Gabbay & Kasierer will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2011 annual meeting of stockholders. At our 2011 annual meeting, our stockholders overwhelmingly approved the proposal, with more than 99% of the votes cast voting in favor of the proposal. We also asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. After consideration of the 2011 voting results, our board of directors elected to hold a stockholder “say-on-pay” vote annually. Accordingly, this year we are again asking our stockholders to vote “For” the compensation of our executive officers as disclosed in this proxy statement. Our board of directors and our compensation committee value the opinions of our stockholders. We will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the company and their personal performance. We believe our executive compensation arrangements strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, annual bonus, which may or may not be awarded annually based on a performance-based bonus plan established for that year, and long-term incentive award, currently in the form of stock options, which again may or may not be awarded annually at the discretion of the compensation committee.

•

We align base salaries with strong pay-for-performance orientation and our compensation committee generally takes a conservative approach on base salary increases. For example, the base salaries of Messrs. Wertheizer and Arieli remained the same from 2007 to 2010 and Mr. Ohana’s base salary remained the same from 2008 to 2010. Only in 2011 and after consideration of the company’s strong financial performance in 2010 and 2011 did the compensation committee approve an increase of approximately 4% for the 2011 base salaries of Messrs. Wertheizer, Arieli and Ohana.

•

We provide a significant part of executive compensation in the form of performance based incentives. The compensation committee of our board has historically established each year a performance-based bonus plan whereby bonuses are awarded under the plan based on achievement of company financial goals based on an annual budget approved by our board. If the company’s financial goals for an applicable year are not met, the bonuses of our named executive officers would be adversely affected. For example, in 2007, 50% of the bonuses for which our Chief Executive Officer and Chief Financial Officer were eligible to receive under the 2007 performance-based bonus plan were not paid because the company failed to meet its financial goals in 2007. Furthermore, under the performance-based bonus plan, the compensation committee has the discretion not to award a portion of the bonuses payable thereunder in the event circumstances not in the ordinary course of business and unforeseen at the time of the establishment of plan arises. Bonuses under the plans also are capped.

•

A significant portion of our named executive officers’ compensation is in the form of long-term incentive awards, currently consisting of stock options. Such stock options only vest 25% on the first anniversary of the grant date and the remaining stock options vest quarterly over the following three years. Moreover, our compensation committee generally takes a conservative approach on grants of long-term incentive awards. For example, in 2010, no named executive officer was granted any long-term incentive award.

•	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

•	We do not provide tax gross-ups to our named executive officers.

•	None of the employment agreements with our named executive officers includes any “single trigger” change-in-control provisions or golden parachute arrangements.

•	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

•	The only prerequisite offered to our U.S.-based named executive officer is participating in and matching under our 401(k) plan, a prerequisite provided to all U.S. employees.

•

The compensation committee is updated on compensation best practices and trends. The committee from time to time, as appropriate, engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. The compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING AND

NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS

Pursuant to Rule 14a-8 under the Exchange Act and our by-laws, any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2013 annual meeting of stockholders, including nomination of directors, must be submitted to our office at CEVA, Inc., 1943 Landing Drive, Mountain View, California 94043, Attention: Corporate Secretary, no later than December 12, 2012.

The proxies to be solicited by our board of directors for the 2013 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 25, 2013.

In addition to providing timely advanced notice of any matter a stockholder wishes to present at an annual meeting of stockholders, with respect to general stockholder proposals, the stockholder also must submit the following relevant information in writing with respect to the proposal to the attention of our corporate secretary at our principle executive offices: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, (v) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of our common stock (each, a “Relevant Hedge Transaction”), (vi) as to the stockholder giving the notice and any Stockholder Associated Person, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such stockholder or Stockholder Associated Person has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to our common stock, whether or not such instrument or right shall be subject to settlement in the underlying common stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of our common stock (a “Derivative Instrument”), (b) any rights to dividends on the shares of our common stock owned beneficially by such stockholder that are separated or separable from the underlying common stock, (c) any proportionate interest in shares of our common stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a partner or, directly or indirectly, beneficially owns an interest in a partner and (d) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); and (vii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 in his or her capacity as a proponent to a stockholder proposal. A “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our common stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person. Subject to any exclusions permitted by applicable law, only stockholder proposals submitted in accordance with the above requirements will be presented at any annual meeting. The chairman of the meeting may, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and, if he should so determine, he may declare at the meeting that any such business not properly brought before the meeting will not be transacted.

With respect to recommendations of director nominee(s), in addition to providing timely advanced notice of any matter stockholders wish to present at an annual meeting of stockholders, the stockholder must submit the following relevant information in writing to the attention of our corporate secretary at our principle executive offices: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our common stock which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) the information set forth in the above paragraph relating to general stockholder proposals. Once the nominations committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nominations committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a copy of either document to you if you call or write us at the following address or phone number: CEVA, Inc., 1943 Landing Drive, Mountain View, California 94043, Attention: Corporate Secretary, (408) 514-2900, ir@ceva-dsp.com. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you have received multiple copies and in the future would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors presently knows of no other business that will be presented for consideration at the annual meeting other than those described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We urge you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we also urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. A stockholder who attends the meeting may vote his, her or its stock personally even though the stockholder has sent in a proxy card, so long as such stockholder is the record holder or such stockholder has obtained a letter from such stockholder’s broker.

By order of the board of directors,

/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

April 6, 2012

Mountain View, California

Appendix A

PROXY

CEVA, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2012

This Proxy is solicited on behalf of the Board of Directors of CEVA, Inc. (the “Company”)

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoint(s) Gideon Wertheizer and Yaniv Arieli (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Monday, May 14, 2012, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

In their discretion, the proxies are authorized to vote upon such other matters which may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

CEVA, INC.

May 14, 2012

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒.

1.	To elect eight directors as specifically set forth below:

NOMINEES

Eliyahu Ayalon:  ☐    Zvi Limon:  ☐    Bruce A. Mann:  ☐    Peter McManamon:  ☐

Sven-Christer Nilsson:  ☐    Louis Silver:  ☐    Dan Tocatly:  ☐    Gideon Wertheizer:  ☐

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority as shown here:  ☒

2.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the company for the fiscal year ending December 31, 2012.

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

3.	Advisory vote to approve named executive officer compensation.

☐  FOR  ☐  AGAINST  ☐  ABSTAIN

The shares of common stock of CEVA, Inc. represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal specified herein, this proxy will be voted for each of the above named director nominees, for proposals 2 and 3 and in the discretion of the proxy holders as to any other matters that may properly come before the meeting.

Please vote, date, sign and return promptly in the enclosed postage pre-paid envelope.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder sign	Date:

Signature of Stockholder sign	Date:

ANNUAL MEETING OF STOCKHOLDERS OF

CEVA, INC.

May 14, 2012

Note: Please sign exactly as the name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.